EXHIBIT 10.9

SECOND AMENDMENT TO
PLACEMENT AGENCY AGREEMENT

This Second Amendment to the Placement Agency Agreement (“Amendment”) is entered into as of the 13th day of March 2014, by and CÜR Media Inc., f/k/a Duane Street Corp. (“Company”) and Gottbetter Capital Markets, LLC (“Placement Agent”) and amends the Placement Agency Agreement dated December 30, 2013, as amended January 31, 2014 (collectively herein referred to as the “Agreement”).

The parties to the Agreement hereby amend and restate in its entirety Paragraph 2 of the Agreement to read as follows:

The Offering will consist of a minimum of Four Million Dollars ($4,000,000) through the sale of Two Hundred Forty Two Thousand Three Hundred Sixty Seven (242,367 pre-split) or Four Million (4,000,000 post-split) Units (the “Minimum Amount”) and a maximum of Seven Million Dollars ($7,000,000) through the sale of Four Hundred Twenty Four Thousand One Hundred Forty Three (424,143 pre-split) or Seven Million (7,000,000 post-split) Units (the “Maximum Amount”). In the event the Offering is oversubscribed, the Company, with the consent of the Placement Agent, may sell additional Units up to an amount no greater than Three Million Dollars ($3,000,000) through the sale of One Hundred Eighty One Thousand Seven Hundred Seventy Six (181,776 pre-split) or Three Million (3,000,000 post-split) Units (the “Over-allotment Option”). The Offering of the Units will be made by the Placement Agent and its selected dealers, with each Unit consisting of one (1) share of the Company’s Common Stock and a warrant to purchase one (1) share of the Company’s Common Stock at an exercise price per share of $33.007812 pre-split ($2.00 post-split), which warrant will be exercisable for a period of five (5) years from the date of issuance (the “Investor Warrants”). The Offering Price for the Units will be $16.503906 pre-split ($1.00 post-split) per Unit (the “Offering Price”).

This Amendment is hereby made part of and incorporated into the Agreement, with all the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby.

This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties below effective as of the date first set forth above.

CÜR MEDIA, INC.

By:	/s/ Thomas Brophy
Name:	Thomas Brophy
Title:	Chief Executive Officer

GOTTBETTER CAPITAL MARKETS, LLC

By:	/s/ Julio A. Marquez
Name:	Julio A. Marquez
Title:	President